                                                      REGISTRATION NO. ___-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ____________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ____________________

                    VOICESTREAM WIRELESS HOLDING CORPORATION
             (Exact name of registrant as specified in its charter)

            Delaware                                       91-1983600
(State or other jurisdiction of                         (I.R.S. Employer
 incorporation or organization)                        Identification No.)

                             3650 131st Avenue S.E.
                           Bellevue, Washington 98006
                                 (425) 653-4600
    (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

                        VOICESTREAM WIRELESS CORPORATION
                        2000 EMPLOYEE STOCK PURCHASE PLAN
                              (Full title of plan)

          Alan R. Bender, Esq.                              Copy to:
       Executive Vice President,                    G. Scott Greenburg, Esq.
     General Counsel and Secretary                   Matthew S. Topham, Esq.
VoiceStream Wireless Holding Corporation            Preston Gates & Ellis LLP
         3650 131st Avenue S.E.                   701 Fifth Avenue, Suite 5000
       Bellevue, Washington 98006                   Seattle, Washington 98104
             (425) 653-4600                              (206) 623-7580

(Name, address, including ZIP code, and
 telephone number, including area code,
         of agent for service)

=========================================================================================================
                                                                    Maximum
Title of securities     Amount to be     Maximum offering      aggregate offering          Amount of
  to be registered     registered(1)     price per unit(2)          price(2)           registration fee(3)
-------------------    -------------     -----------------     ------------------      ------------------
Common Stock, $.001
par value per share     1,500,000 shares       $144.625             $216,937,500              $ --
=========================================================================================================

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to such plan as the result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Registrant.

(2) Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(c) and (h), based upon the average of the high and low prices of VoiceStream Wireless Corporation common stock reported on February 22, 2000, as reported on the Nasdaq Stock Market.

(3) Entire filing fee previously paid. This amendment is being filed to correct typographical errors on this cover page.

                             INTRODUCTORY STATEMENT

      VoiceStream Wireless Holding Corporation ("VoiceStream Holding") is filing this registration statement on Form S-8 relating to its common stock, par value $.001 per share, which may be issued pursuant to the VoiceStream Wireless Corporation 2000 Employee Stock Purchase Plan (the "Plan"). VoiceStream
Holding adopted the VoiceStream Wireless Corporation 1999 Employee Stock Purchase Plan and renamed it the VoiceStream Wireless Corporation 2000
Employee Stock Purchase Plan in connection with two separate reorganizations that will result in VoiceStream Wireless Corporation ("VoiceStream") and either or both of Omnipoint Corporation ("Omnipoint") and Aerial Communications, Inc. ("Aerial") becoming subsidiaries of VoiceStream Holding. On February 24, 2000, the shareholders of VoiceStream, Omnipoint and Aerial approved the reorganizations with respect to which they were entitled to vote. Upon the completion of the first to occur of the two reorganizations, VoiceStream
Holding will change its name to VoiceStream Wireless Corporation.

                                     PART II
                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents heretofore filed with the Securities and Exchange Commission (the "Commission") by VoiceStream Holding or VoiceStream
(File No. 0-25441) are incorporated herein by reference:

      (a) VoiceStream's registration statement on Form 10 filed with the Commission on February 24, 1999, as amended by VoiceStream's Form 10/A dated April 1, 1999, and Form 10/A dated April 13, 1999;

      (b) VoiceStream's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, as amended by VoiceStream's Form 10-Q/A dated January 18, 2000;

      (c) VoiceStream's Current Reports on Form 8-K dated May 10, 1999, May 27, 1999, June 24, 1999, July 7, 1999, October 18, 1999, October 26, 1999,
November 9, 1999, and February 14, 2000;

      (d) VoiceStream Holding's Registration Statement on Form S-4, filed on October 27, 1999, pursuant to the Securities Act of 1933, as amended (the "Securities Act"), as amended by VoiceStream Holding's Form S-4/A dated December 3, 1999, Form S-4/A dated December 29, 1999, Form S-4/A dated January 18, 2000, Form S-4/A dated January 24, 2000, and Post Effective Amendment No. 1 dated January 25, 2000, including any amendment or report filed for the purpose of updating such registration statement; and

      (e) The description of VoiceStream Holding's Common Stock, $.001 par value per share (the "Common Stock") contained in VoiceStream Holding's Form 8-A filed with the Commission on February 23, 2000, including any amendment or report filed for the purpose of updating such description.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are deemed to be incorporated by reference into this registration statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

      Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or



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superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES

      Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

      Legal matters in connection with the securities registered hereby were passed upon by Preston Gates & Ellis LLP, Seattle, Washington. Partners and attorneys employed by that firm hold less than 50,000 shares of common stock of VoiceStream.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Pursuant to the Delaware General Corporation Law, a corporation may not indemnify any director, officer, employee or agent made or threatened to be made party to any threatened, pending, or completed proceeding unless such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful. The Delaware General Corporation Law also establishes several mandatory rules for indemnification.

      In the case of a proceeding by or in the right of the corporation to procure a judgment in its favor (e.g., a stockholder derivative suit), a corporation may indemnify an officer, director, employee or agent if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no person adjudged to be liable to the corporation may be indemnified unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. A director, officer, employee, or agent who is successful, on the merits or otherwise, in defense of any proceeding subject to the Delaware General Corporation Law's indemnification provisions must be indemnified by the corporation for reasonable expenses incurred therein, including attorneys' fees.

      The Company's bylaws provide for mandatory indemnification of the Company's officers and directors and certain other persons to the fullest extent permissible under Delaware law. In addition, the Company intends to enter into an indemnification agreement with each of its executive officers and directors. Pursuant to this indemnification agreement, the Company will indemnify the executive officer or director against certain liabilities arising by reason of the executive officer's or the director's affiliation with the Company.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

      Not applicable.

ITEM 8. EXHIBITS

  EXHIBIT               DESCRIPTION
  -------               -----------

    4.1      -- VoiceStream Wireless Corporation 2000 Employee Stock Purchase
                Plan
    5.1      -- Opinion of Preston Gates & Ellis LLP
   23.1      -- Consent of Preston Gates & Ellis LLP (see Exhibit 5.1)
   23.2      -- Consent of Arthur Andersen LLP



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ITEM 9. UNDERTAKINGS

      (a)   The registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



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

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on this 24th day of February, 2000.


                                       VOICESTREAM WIRELESS HOLDING CORPORATION


                                       By /s/ Alan R. Bender
                                         --------------------------------------
                                          Alan R. Bender
                                          Executive Vice President, General
                                          Counsel, Secretary and Director


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 24th day of February, 2000.

                   SIGNATURE                      TITLE
                   ---------                      -----


        /s/ John W. Stanton                       Chief Executive Officer
----------------------------------               (Principal Executive Officer)
            John W. Stanton


      /s/ Cregg B. Baumbaugh                      Executive Vice President-
----------------------------------                Finance, Strategy and
        Cregg B. Baumbaugh                        Development (Principal
                                                  Financial Officer)

      /s/ Patricia L. Miller                      Vice President, Controller
----------------------------------                and Principal Accounting
          Patricia L. Miller                      Officer


          /s/ Alan R. Bender                      Executive Vice President,
----------------------------------                General Counsel, Secretary
            Alan R. Bender                        and Director


         /s/ Donald Guthrie                       Director and Vice Chairman
----------------------------------
            Donald Guthrie



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             INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

  EXHIBIT                  DESCRIPTION
  -------                  -----------
    4.1       -- VoiceStream Wireless Corporation 2000 Employee Stock Purchase
                 Plan
    5.1       -- Opinion of Preston Gates & Ellis LLP
   23.1       -- Consent of Preston Gates & Ellis LLP (see Exhibit 5.1)
   23.2       -- Consent of Arthur Andersen LLP